Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ARTISTDIRECT, INC.
a Delaware corporation
Adopted in accordance with the provisions of Section 242
of the General Corporation Law of the State of Delaware
     ARTISTdirect, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), by its duly authorized officers, does hereby certify that:
     FIRST. That the Board of Directors of the Corporation has duly adopted resolutions (i) authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware an amendment of the Corporation’s Third Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from Fifteen Million (15,000,000) shares to Sixty Million (60,000,000) shares, par value $0.01; (ii) declaring such amendment to be advisable; and (iii) directing that such amendment be considered by the Corporation’s stockholders.
     SECOND. That upon the effectiveness of this Certificate of Amendment of Third Amended and Restated Certificate of Incorporation, the Third Amended and Restated Certificate of Incorporation is hereby amended by deleting the first paragraph of Article IV and replacing it with the following paragraph:
     “The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is Sixty-Five Million (65,000,000). Sixty Million (60,000,000) shares shall be Common Stock, par value $0.01 per share, and Five Million (5,000,000) shares shall be Preferred Stock, par value $0.01 per share.”
     THIRD. That, in accordance with the provisions of the Delaware General Corporation Law and the Corporation’s Third Amended and Restated Certificate of Incorporation, the holders of sixty-six and two-thirds percent (66-2/3%) of the outstanding Common Stock of the Corporation entitled to vote thereon affirmatively voted in favor of the amendment by written consent dated August 2, 2005.
     FOURTH. That the aforesaid amendment was duly adopted in accordance with the provisions of Section 242 of Delaware General Corporation Law by the Board of Directors and by stockholders of the Corporation.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Third Amended and Restated Certificate of Incorporation to be executed by Jonathan Diamond, its President, and attested to by Robert Weingarten, its Secretary, this 7th day of November, 2005.

ARTISTdirect, Inc.
By	/s/ Jonathan Diamond
Jonathan Diamond, President

ATTEST:
ARTISTdirect, Inc.

By	/s/ Robert Weingarten
Robert Weingarten, Secretary